UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.            )

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AMERICAN CAMPUS COMMUNITIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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805 Las Cimas Parkway, Suite 400
Austin, Texas  78746

March 28, 2008

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of American Campus Communities, Inc. to be held at 10:00 a.m. (Central Time) on Thursday, May 8, 2008, at The Driskill Hotel, 604 Brazos Street, Austin, Texas.  A notice of the meeting, a proxy and a proxy statement containing information about the matters to be acted upon are enclosed.

Following the formal business session, there will be an opportunity for questions of general interest to the stockholders.

It is important that your shares be represented and voted whether or not you plan to attend the Annual Meeting in person.  If you choose not to attend and vote at the Annual Meeting in person, you may vote by completing and mailing the enclosed proxy card.  Voting by written proxy will ensure your shares are represented at the Annual Meeting.  Please review the instructions on the proxy card or the information forwarded by your bank, broker or other holder of record regarding each of these voting options.

On behalf of the Board of Directors,

Sincerely,

WILLIAM C. BAYLESS, JR.
President and
Chief Executive Officer

American Campus Communities, Inc.
805 Las Cimas Parkway, Suite 400
Austin, Texas 78746

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 8, 2008

To the Holders of Common Stock of
AMERICAN CAMPUS COMMUNITIES, INC.:

The 2008 Annual Meeting of Stockholders of American Campus Communities, Inc., a Maryland corporation, will be held at The Driskill Hotel, 604 Brazos Street, Austin, Texas on Thursday, May 8, 2008, at 10:00 a.m. (Central Time) to consider and take action upon the following:

(i)	To elect eight directors to a one-year term of office expiring at the 2009 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

(ii)	To ratify Ernst & Young LLP as our independent auditors for 2008; and

(iii)	To consider and act upon any other matters that may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.

The enclosed proxy card is solicited by our Board of Directors, which recommends that our stockholders vote FOR the election of the nominees named therein.  The Audit Committee, which has the sole authority to retain our independent auditors, recommends that you vote FOR the ratification of Ernst & Young as our independent auditors for 2008.  Please refer to the attached Proxy Statement for further information with respect to the business to be transacted at the Annual Meeting.

The Board of Directors has fixed the close of business on March 21, 2008 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof.  Only stockholders of record of our common stock at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof.

Whether or not you plan to attend the Annual Meeting in person, please mark, execute, date and return the enclosed proxy in the postage-prepaid envelope provided.  Should you attend the Annual Meeting in person you may, if you wish, withdraw your proxy and vote your shares in person.

By Order of the Board of Directors,

BRIAN B. NICKEL
Senior Executive Vice President, Chief Investment
Officer and Secretary

Austin, Texas
March 28, 2008

TABLE OF CONTENTS

Questions and Answers	1

Election of Directors	3

Board of Directors	3
Board Composition	3
Board Committees	5
Consideration of Director Nominees	6

Governance of the Company	7
Board Independence and Meetings	7
Director Qualifications; Limits on Board Service	7
Term Limits; Retirement Age	7
Board and Committee Evaluations	8
Number of Directors; Director Vacancies	8
Stockholder Approval of Amendment of Our Charter and Bylaws and Transactions Outside the Ordinary Course of Business	8
Guidelines on Governance and Codes of Ethics	9
Communication with the Board of Directors	9
Stock Ownership Guidelines	9
Management Succession	9

Executive and Senior Officers	10
Executive Officers	10
Senior Officers	10

Security Ownership	13

Section 16(a) Beneficial Ownership Reporting Compliance	14

Executive Compensation	15
Compensation Discussion and Analysis	15
Compensation Committee Report	20
Summary Compensation Table	21
Grants of Plan Based Awards	22
Employment Contracts	22
Outstanding Equity Awards at Fiscal Year-End	23
Awards Vested	24
Potential Payments Upon Termination or Change in Control	24
Compensation Committee Interlocks and Insider Participation	25

Compensation of Directors	26

Certain Relationships and Related Transactions	27

Audit Committee Information	28
Report of the Audit Committee	28
Independent Auditor Fees	29
Ratification of the Selection of Independent Auditors	30

Stockholder Proposals	30

2007 Annual Report	30

American Campus Communities, Inc.
805 Las Cimas Parkway, Suite 400
Austin, Texas 78746

PROXY STATEMENT

The accompanying proxy card, to be mailed to stockholders together with the Notice of Annual Meeting of Stockholders and this Proxy Statement on or about April 1, 2008, is solicited by the Board of Directors of American Campus Communities, Inc. in connection with the Annual Meeting of Stockholders (“Annual Meeting”) to be held on May 8, 2008.

QUESTIONS AND ANSWERS

Q:	What am I voting on?

A:	Election of eight directors to hold office for a one-year term and ratification of Ernst & Young LLP as our independent auditors for 2008.

Q:	Who is entitled to vote?

A:	Stockholders as of the close of business on March 21, 2008 are entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote.

Q:	How do I vote?

A:
Sign and date each proxy card you receive and return it in the prepaid envelope.  If you do not mark any selections, the proxy holders named on your proxy card will vote your shares in favor of all of the director nominees and in favor of the ratification of Ernst & Young LLP as our independent auditors for 2008.  You may change your vote or revoke your proxy at any time before the Annual Meeting by submitting written notice to our Secretary, submitting another proxy that is properly signed and later dated or voting in person at the Annual Meeting.  In each case, the later submitted votes will be recorded and the earlier votes revoked.  If you hold your shares in street name, please follow the procedures required by your bank, broker or other nominee to revoke a proxy. You should contact that firm directly for more information on these procedures.

In their discretion, the proxy holders are authorized to vote on any other matters that may properly come before the Annual Meeting and at any postponement or adjournment thereof.  The Board knows of no other items of business that will be presented for consideration at the Annual Meeting other than the proposals described in this Proxy Statement.  In addition, no stockholder proposals or nominations were received on a timely basis, so no such matters may be brought to a vote at the Annual Meeting.

Q:	Is my vote confidential?

A:
Yes.  Proxy cards, ballots and voting tabulations that identify individual stockholders are confidential.  Only the inspectors of election and certain employees associated with processing proxy cards and counting the vote have access to your card.  Additionally, all comments directed to management (whether written on the proxy card or elsewhere) will remain confidential, unless you ask that your name be disclosed.

Q:	Who will count the vote?

A:
All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes and withheld votes and abstentions.  In order to be elected as a director, a nominee must receive a plurality of the votes cast at the Annual Meeting at which a quorum is present.  In order for Ernst & Young LLP to be ratified as our independent auditors for 2008, the proposal must receive a majority of the votes cast at the Annual Meeting at which a quorum is present.  For purposes of calculating votes cast on a proposal, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote on the proposal.  “Broker non-votes” are proxies from brokers or other nominees indicating that such person has not received instructions from the beneficial owner or other person entitled to vote the shares that are the subject of the proxy on a particular matter with respect to which the broker or other nominee does not have discretionary voting power.

Q:	What constitutes a quorum?

A:
As of the record date for the Annual Meeting, 27,361,222 shares of common stock were issued and outstanding.  A majority of the outstanding shares, present or represented by proxy, constitutes a quorum for the transaction of business at the Annual Meeting.  Abstentions and broker non-votes will be counted in determining the presence of a quorum.

Q:	Who can attend the Annual Meeting?

A:	All stockholders of record as of March 21, 2008 can attend.

Q:	Who pays for this proxy solicitation?

A:
We will bear the entire cost of solicitation of proxies, including preparation, assembly and mailing of this Proxy Statement, the proxy card and any additional information we furnish to stockholders.  Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding shares of our common stock in their names that are beneficially owned by others to forward to these beneficial owners.  We may reimburse persons representing beneficial owners for their costs of forwarding the solicitation material to such beneficial owners.  Original solicitation of proxies by mail may be supplemented by telephone, facsimile, electronic mail or personal solicitation by our directors, officers or employees.  We will not pay any additional compensation to directors, officers or employees for such services.

ELECTION OF DIRECTORS

There are currently eight directors on the Board: William C. Bayless, Jr., R.D. Burck, G. Steven Dawson, Cydney C. Donnell, Edward Lowenthal, Brian B. Nickel, Scott H. Rechler and Winston W. Walker.  The employment agreements with each of Messrs. Bayless and Nickel provide that such executive will be nominated as a director.  See “Executive Compensation – Employment Contracts.”  Directors elected at the Annual Meeting will hold office for a one-year term.

All nominees have consented to serve as directors.  The Board has no reason to believe that any of the nominees will be unable to act as director.  However, if a director is unable to stand for re-election, the Board may either reduce the size of the Board or the Nominating and Corporate Governance Committee may designate a substitute.  If a substitute nominee is named, the proxies will vote for the election of the substitute.

Directors are elected by a plurality of the votes cast at the Annual Meeting, which means the eight nominees who receive the largest number of properly cast votes will be elected as directors.  Each share of our common stock is entitled to one vote for each of the eight director nominees.  Cumulative voting is not permitted.  It is the intention of the proxy holders named on the enclosed proxy card to vote the proxies received by them for the election of the nominees named below unless authorization to do so is withheld.

BOARD OF DIRECTORS

Board Composition

The following pages contain information concerning the nominees, based upon information furnished us by each nominee.

William C. Bayless, Jr. has been our President and Chief Executive Officer since October 2003 and has served on our Board of Directors since August 2004.  Mr. Bayless is a co-founder of our company and participated in the founding of the student housing business of our predecessor entities.  Mr. Bayless served as Executive Vice President and Chief Operating Officer of our predecessor entities from July 1995 to September 2003, where he directed all aspects of our predecessor entities’ business segments including business development, development and construction management, acquisitions and management services.  He served as our Vice President of Development from the inception of our predecessor entities in 1993 until July 1995. Mr. Bayless served as the Director of Operations for Century Development’s student housing division from 1991 to 1993.  From 1988 to 1991, Mr. Bayless served as the Director of Marketing responsible for business development and marketing for the student housing division of Cardinal Industries.  Mr. Bayless began his career in student housing with Allen & O’Hara where he held the positions of Resident Assistant, Resident Manager and Area Marketing Coordinator from 1984 to 1988.  He received a B.S. in Business Administration from West Virginia University.  Age: 44.

R.D. Burck has been our Independent Chairman of the Board since August 2004.  Mr. Burck retired from the position of chancellor of The University of Texas System in 2002.  Mr. Burck joined the University of Texas System in 1988 to serve as the vice chancellor of business affairs and then as executive vice chancellor for business affairs before being appointed by the Board of Regents as interim chancellor in June 2000 and chancellor six months later in December 2000.  Mr. Burck worked worldwide for Getty Oil Co., headquartered in Los Angeles, from 1955 to 1984.  In 1979, he was involved in the creation and served as director, as well as vice president, of ESPN, the first cable TV sports network.  Mr. Burck served as chief executive officer and a director of Nano Proprietary, Inc. from June 1, 2006 until December 1, 2006.  Mr. Burck is Chairman of MBST Holdings, LLC and Patton Medical Devices.  He also serves on the Advisory Board of Frost Bank and is a member of the board of directors of Celo Data, Inc.  In addition, Mr. Burck serves as a member of the board of trustees of The Headliners Club and is a member of the Board of The Rise School of Austin.  He also has been a member of the board of the Texas Department of Information Resources, the board of the Texas Life, Accident, Health and Hospital Service Insurance Guaranty Association, the formal advisory committee of the Texas Higher Education Coordinating Board, and the advisory council of the U.T. Austin College of Natural Sciences.  Mr. Burck is a former director of the National Conference of Christians and Jews, and a former member of the board of directors of the American Cancer Society. Mr. Burck graduated from The University of Texas at Austin with a B.B.A.  He also attended the South Texas School of Law in Houston.  Age: 75.

G. Steven Dawson has served on our Board of Directors since August 2004.  He has primarily been a private investor since 2003 and from 1990 to 2003 he served as the Chief Financial Officer of Camden Property Trust (NYSE:CPT) and its predecessors.  Camden is a large multifamily REIT based in Houston with apartment operations, construction and development activities throughout the United States.  Mr. Dawson serves on the boards of Alesco Financial, Inc. (NYSE:AFN), a structured finance REIT; AmREIT (AMEX:AMY), a retail property REIT; Desert Capital REIT, Inc. (“DCR”), an unlisted, public mortgage REIT; and Medical Properties Trust (NYSE:MPW), a hospital/healthcare REIT.  Mr. Dawson serves as the Chief Financial Officer of DCR and as Managing Director of Sandstone Equity Investors, LLC, the outside advisor of DCR.  Mr. Dawson also has other private interests. Mr. Dawson holds a degree in business from Texas A&M University, where he serves on the Real Estate Council of the Mays Graduate School of Business.  Age: 50.

Cydney C. Donnell has served on our Board of Directors since August 2004.  She has been the Director of Real Estate Programs and an Executive Professor at the Mays Business School of Texas A&M University since March 2006, where she teaches in the Finance Department. Ms. Donnell was an Executive Professor at the Mays School from August 2004 to March 2006 and was a Visiting Lecturer from January 2004 to August 2004.  Ms. Donnell was formerly a principal and Managing Director of European Investors/E.I.I. Realty Securities, Inc.  Ms. Donnell served in various capacities at EII and was Chair of the Investment Committee from 2002 to 2003, the Head of the Real Estate Securities Group and Portfolio Manager from 1992 to 2002 and Vice-President and Analyst from 1986 to 1992.  Ms. Donnell served on the Board of European Investors Holding Company from 1992 to 2005.  Prior to joining EII, she was a real estate lending officer at RepublicBanc Corporation in Dallas from 1983 to 1986.  Ms. Donnell currently serves on the Board of Directors of Madison Harbor Balanced Strategies Inc., a closed-end investment fund registered under the Investment Company Act of 1940.  In 2007, Ms Donnell was appointed to the Employees Retirement System of Texas Board of Trustees by Governor Rick Perry, where she serves on its audit committee.  Ms. Donnell has served on the Board and Institutional Advisory Committee of the National Association of Real Estate Investment Trusts, or NAREIT.  She has also served in various leadership capacities for The Association of Former Students of Texas A&M University and the Junior League of the City of New York.  Ms. Donnell received a B.B.A. from Texas A&M University and an M.B.A. from Southern Methodist University.  Age: 48.

Edward Lowenthal has served on our Board of Directors since August 2004.  He has been President of Ackerman Management LLC since April 2002, a private investment management and advisory company with particular focus on real estate and other asset-based investments.  Mr. Lowenthal was a founder and served as the President of Wellsford Real Properties, Inc. (NYSE:WRP) from 1997 until 2002, which owned and operated multifamily apartments throughout the United States.  He continues to serve as a director of REIS, Inc. (NASDAQ:REIS), a successor, through mergers, to Wellsford Real Properties, Inc.  REIS, Inc. is an internet-based provider of real estate information and analytics  Mr. Lowenthal serves as a director of Omega Healthcare Investors, Inc. (NYSE:OHI), a healthcare REIT, and Desarrolladora Homex, S.A. de C.V. (NYSE:HXM), a Mexican-based home builder.  Mr. Lowenthal serves as Chairman of Tiburon Lockers, Inc., a privately-held owner and operator of rental locker systems, and as a trustee of The Manhattan School of Music where he serves on its Executive, Finance and New Building committees.  He received a B.A. degree from Case Western Reserve University and a J.D. degree from Georgetown University Law Center, where he was an editor of the Georgetown University Law Journal.  Age: 63.

Brian B. Nickel has served on our Board of Directors since August 2004.  He has served as our Senior Executive Vice President, Chief Investment Officer and Secretary since November 2007.  Mr. Nickel served as our Executive Vice President, Chief Financial Officer and Secretary from May 2005 to November 2007 and as our Executive Vice President, Chief Investment Officer and Secretary from October 2003 until May 2005.  Mr. Nickel joined our predecessor entities in June 1996 as Director of Business Development and has progressively contributed to our growth, serving in various capacities including Director of Acquisitions, Vice President of Acquisitions, Vice President of On-campus Development, and Senior Vice President of Development. Prior to joining us, Mr. Nickel held positions in the investment banking firm of Kidder, Peabody Company and with the corporate finance group of LaSalle Partners. Mr. Nickel received a B.S. in Economics from Northwestern University. Age: 35.

Scott H. Rechler has served on our Board of Directors since August 2004.  He has served as Chief Executive Officer and Chairman of RexCorp Realty LLC (“RexCorp”) since its formation in January 2007.  RexCorp is a multi-billion dollar private company founded by key members of Reckson’s executive management team that emerged from the merger of Reckson Associates Realty Corp (“Reckson”) with SL Green.  He served as Chief Executive Officer of Reckson from December 2003 until January 2007 and Chief Executive Officer and President of Reckson from December 2003 until April 2006, served as Co-Chief Executive Officer of Reckson from May 1999 until December 2003, served as the Chairman of the Executive Committee of the Board of Directors of Reckson and had served as a director of Reckson since its formation.  Mr. Rechler is actively involved with the Real Estate Roundtable, for which he is a member of the Board of Directors and Co-Chair of its Political Action Committee. Mr. Rechler serves as a Board member of the Association for a Better Long Island, Board member of the Association for a Better New York, member of the Hofstra Honors College Advisory Committee, as well as the NYU Real Estate Institute Advisory Committee.  In addition, Mr. Rechler serves on the Board of many of the regions top cultural institutions such as the Tribeca Film Institute and the Long Island Children’s Museum where he serves as its co-Chairman of the Board.  Since 1997, Mr. Rechler has served as Chief Executive Officer and Chairman of the Board of Directors of Frontline Capital Group, and also served as the non-executive Chairman of the Board of Directors and as former interim executive officer of HQ Global Holdings, Inc.  In 2002, FrontLine filed for protection from creditors under the federal bankruptcy laws.  Mr. Rechler is a graduate of Clark University and received a Master’s Degree in Finance with a specialization in real estate from New York University.  Age: 40.

Winston W. Walker has served on our Board of Directors since August 2004.  He has been President and Chief Executive Officer of Walker & Associates since 1993, which provides strategic consultation primarily to clients in the healthcare and insurance industries.  From 1987 until October 1993, Mr. Walker served as the Chief Executive Officer of Provident Life and Accident Insurance Company of America. Mr. Walker is currently a member of the board of directors and the audit committee chair of CBL & Associates Properties, Inc. (NYSE: CBL), a shopping center REIT, and a member of the board of directors of MRI Medical, a private company.  Mr. Walker received a B.A. in Russian from Tulane University and a Ph.D. in mathematics from the University of Georgia.  Age: 64.

THE BOARD RECOMMENDS THAT YOU VOTE FOR ALL OF THE NOMINEES LISTED ABOVE.

Board Committees

Audit Committee. The current members of the Audit Committee are Messrs. Dawson (Chairman), Burck and Walker.  Each member of the Audit Committee satisfies the requirements for independence set forth in Rule 10A-3(b)(1) of the Securities Exchange Act of 1934 and the New York Stock Exchange’s listing standards.  The Board of Directors, after reviewing all of the applicable facts, circumstances and attributes, has determined that Mr. Dawson is an “audit committee financial expert,” as such term is defined in Item 401(h) of Regulation S-K.

The Audit Committee operates under a written charter, which was adopted on August 17, 2004 and was subsequently amended in August 2005. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis. A copy of the original charter was included as Appendix A to the proxy statement relating to the 2005 Annual Meeting.  A copy of the amended and restated charter was included as Appendix A for the proxy statement relating to our 2006 Annual Meeting and can be viewed on our website at www.studenthousing.com.  The Report of the Audit Committee is set forth on page 28 of this Proxy Statement.

The Audit Committee’s responsibilities include assisting the Board in overseeing the integrity of our financial statements, compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence and the performance of our independent auditors. In addition, the Audit Committee reviews, as it deems appropriate, the adequacy of our systems of disclosure controls and internal controls regarding financial reporting and accounting. In accordance with its charter, the Audit Committee has the sole authority to appoint and replace the independent auditors, who report directly to the Audit Committee, approve the engagement fee of the independent auditors and pre-approve the audit services and any permitted non-audit services that the independent auditors may provide to us.  The Audit Committee met nine times in 2007.

Executive Committee.  Subject to the supervision and oversight of the Board of Directors, the Executive Committee, which consists of Mr. Bayless (Chairman), Ms. Donnell, Mr. Nickel and Mr. Rechler, has the authority to approve, subject to certain limitations, acquisitions, financings and dispositions and to authorize the execution, subject to certain limitations, of certain contracts and agreements, including those relating to the borrowing of money, and to exercise generally all other powers of the Board, except for those that require action by all directors or the non-employee directors under our articles of incorporation, bylaws or applicable law.  The Executive Committee met two times in 2007.

Compensation Committee.  The current members of the Compensation Committee are Messrs. Walker (Chairman), Dawson and Lowenthal.  Each member of the Compensation Committee satisfies the requirements for independence set forth in the New York Stock Exchange’s listing standards.  The Compensation Committee operates under a written charter, which is reviewed and assessed for adequacy on an annual basis.  A copy of the charter is available on our website at www.studenthousing.com.  The Compensation Committee’s responsibilities include overseeing our compensation programs and practices and determining compensation for executive officers. The Compensation Committee met eight times in 2007.

Nominating and Corporate Governance Committee.  The current members of the Nominating and Corporate Governance Committee are Mr. Lowenthal (Chairman), Mr. Burck and Ms. Donnell.  Each member of the Nominating and Corporate Governance Committee satisfies the requirements for independence set forth in the New York Stock Exchange’s listing standards.  The Nominating and Corporate Governance Committee operates under a written charter, which is reviewed and assessed for adequacy on an annual basis.  A copy of the charter is available on our website at www.studenthousing.com.  The responsibilities of the Nominating and Corporate Governance Committee include assisting the Board in promoting our and our stockholders’ best interests through the implementation of sound corporate governance principals and practices.  The Nominating and Corporate Governance Committee is also responsible for (i) identifying individuals qualified to become Board members, consistent with criteria approved by the Board, and recommending to the Board the director nominees for the next Annual Meeting, (ii) developing and recommending to the Board a set of corporate governance principles applicable to us, and (iii) overseeing the evaluation of the Board and management.  The Nominating and Corporate Governance Committee met five times in 2007.

Consideration of Director Nominees

The Nominating and Corporate Governance Committee will consider appropriate nominees for director whose names are submitted in writing by a holder of our common stock.  Nominations must be addressed to Chairman of the Nominating and Corporate Governance Committee, c/o American Campus Communities, Inc., 805 Las Cimas Parkway, Suite 400, Austin, Texas 78746, indicating the nominee’s qualification and other relevant biographical information and providing confirmation of the nominee’s consent to serve as director.  In order to be considered for the next annual election of directors, any such written request must comply with the requirements set forth in our bylaws.

The Chairman of the Board or the Chief Executive Officer or Board of Directors may call a special meeting of the stockholders.  We will call a special meeting of stockholders upon the written request of the stockholders entitled to cast not less than a majority of all the votes entitled to be cast at such meeting, provided that such written request complies with the requirements set forth in our bylaws.

The committee considers nominees for the Board from any reasonable source, including current Board members, stockholders or other persons.  While the Nominating and Corporate Governance Committee has the ability to retain a third party to assist in the nomination process, we have not paid a fee to any third party to identify or assist in identifying or evaluating potential nominees.

Each nominee for director at the 2008 Annual Meeting currently serves as a member of our Board.

GOVERNANCE OF THE COMPANY

Board Independence and Meetings

Board Governance Documents.  The Board maintains charters for all committees. In addition, the Board has adopted a written set of corporate governance guidelines and a code of business conduct and ethics.  To view our committee charters, corporate governance guidelines and code of business conduct and ethics, please visit www.studenthousing.com.  The Board has adopted and adheres to corporate governance practices that the Board and senior management believe promote the highest standards of integrity, are sound and represent best practices.  The Board of Directors periodically reviews these governance practices, the rules and listing standards of the New York Stock Exchange and SEC regulations, as well as best practices suggested by recognized governance authorities.

Independence; Lead Independent Director. Currently, the Board has eight directors. The Board of Directors has determined, after considering all of the relevant facts and circumstances, that six directors (Messrs. Burck, Dawson, Lowenthal, Rechler and Walker and Ms. Donnell) are independent, as “independence” is defined by the New York Stock Exchange.  This means that none of the independent directors has any direct or indirect material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us.  As a result, the Board has a majority of independent directors on the Board as required by the listing requirements of the New York Stock Exchange.  Mr. R.D. Burck serves as our Lead Independent Director.

Executive Sessions.  Non-employee directors have regularly scheduled executive sessions in which they meet without the presence of management.  These executive sessions typically occur after each regularly scheduled meeting of the Board of Directors. Any independent director may request that an additional executive session be scheduled.  The presiding director of these executive sessions is Mr. Burck.

Meetings.  The Board of Directors met eleven times in 2007.  All directors attended at least 75% of the total number of meetings of the Board and committees, collectively, on which they served during 2007.  All directors are encouraged to attend our Annual Meeting.  Seven members of the Board attended the 2007 Annual Meeting.

Director Qualifications; Limits on Board Service

The Nominating and Corporate Governance Committee reviews with the Board on an annual basis the appropriate skills and characteristics required of Board members in the context of the then-current composition of the Board.  This assessment includes, in addition to qualities of intellect, integrity and judgment, business experience and knowledge, reputation and character, issues of diversity, relevant industry and trade association knowledge and participation, accounting and financial expertise, public company experience, willingness and ability to devote the time and effort required to effectively serve on the Board and relevant legal and regulatory qualifications.  The committee makes this determination in the context of an assessment of the perceived needs of the Board at that point in time.  The committee evaluates all nominees for director based on these criteria, including nominees that may be recommended by stockholders.

The Board recognizes that its members benefit from service on the boards of other companies.  We encourage that service but also believe it is critical that directors have the opportunity to dedicate sufficient time to their service on the Board.  To that end, individuals who serve on more than six other public company boards will not normally be asked to join the Board unless the Board determines that such simultaneous service would not impair the ability of such individual to effectively serve on the Board.

Term Limits; Retirement Age

The Guidelines on Governance provide that, as a general matter, non-employee directors will not stand for election to a new term of service at any Annual Meeting following their 75th birthday.  However, the Board may approve exceptions to this practice when it believes it is in our interest to do so.  The Board has approved such exception with respect to Mr. Burck.  The Board does not believe it should establish term limits for director service, instead preferring to rely upon the mandatory retirement age and the evaluation procedures described below as the primary methods of ensuring that each director continues to act in a manner consistent with the best interests of us, our stockholders and the Board.  The Board believes that term limits have the disadvantage of losing the contribution of directors who have been able to develop, over a period of time, increasing insight into our operations and, therefore, provide an increasing contribution to the Board as a whole.

Board and Committee Evaluations

Our Corporate Governance Guidelines require the Board and each committee of the Board to conduct an annual self-evaluation to determine whether the Board or respective committee is functioning effectively.  The reviews focus on the performance of the entire Board or the respective committee.  In connection with each annual performance evaluation, the Board or committee surveys and receives comments from each director or committee member regarding an assessment of the Board’s or the committee’s performance.  The Board also reviews the Nominating and Corporate Governance Committee’s recommendations concerning the performance and effectiveness of the Board and each of its committees.  The Nominating and Corporate Governance Committee will also review the individual performance of a director as circumstances warrant.

Number of Directors; Director Vacancies

Our bylaws provide that at any regular meeting or at any special meeting called for that purpose, a majority of the entire Board of Directors may increase or decrease the number of directors, provided that there cannot be less than three directors.  The tenure of office of a director will not be affected by any decrease in the number of directors.  Our bylaws also provide that if any or all the directors cease to be directors, any vacancy, other than vacancies that result from an increase in the number of directors or from the removal of a director, may in general be filled solely by a majority of the remaining directors, even if the remaining directors do not constitute a quorum.  Any vacancy that results from an increase in the number of directors constituting the entire Board of Directors may be filled by a majority of the entire Board of Directors.  Any vacancy that results from the removal of a director may be filled either by a majority of the remaining directors or our stockholders.  Any director elected to fill a vacancy will hold office until the next annual election of directors and until a successor is elected and qualified.

Stockholder Approval of Amendment of Our Charter and Bylaws and Transactions Outside the Ordinary Course of Business

Our charter, including its provisions on removal of directors, may be amended by the affirmative vote of the holders of at least a majority of all of the votes entitled to be cast on the matter.  Our bylaws may be amended only by a majority of our directors.

Our charter provides that we may not merge with or into another entity, sell all or substantially all of our assets, engage in a share exchange or engage in similar transactions outside the ordinary course of our business unless the transaction or transactions are approved by the affirmative vote of the majority of all of the votes entitled to be cast on the matter, except if:

•
the merger will merge one of our 90% or more owned subsidiaries into us without amending our charter other than in limited respects and without altering the contract rights of the stock of the subsidiary (in which case only the approval of our Board of Directors and the board of directors of the subsidiary is necessary);

•	we are the successor corporation in a share exchange (in which case only the approval of our Board of Directors is necessary); or

•
we are the survivor in the merger and the merger does not change the terms of any class or series of our outstanding stock, or otherwise amend our charter, and the number of shares of stock of each class or series outstanding immediately before the merger does not increase by more than 20% of the number of shares of each such class or series of stock that was outstanding immediately prior to effectiveness of the merger (in which case only the approval of our Board of Directors is necessary).

Guidelines on Governance and Codes of Ethics

During 2004, the Board adopted Guidelines on Governance to address significant corporate governance issues.  These guidelines provide a framework for our corporate governance initiatives and cover a variety of topics, including the role of our Board, Board selection and composition, Board committees, Board operation and structure, Board orientation and evaluation, Board planning and oversight functions and stock ownership guidelines.  The Nominating and Corporate Governance Committee is responsible for overseeing and reviewing the guidelines and reporting and recommending to the Board any changes to the guidelines.

Also during 2004, the Board of Directors adopted a Code of Business Conduct and Ethics, which is designed to help officers, managers and employees resolve ethical issues in an increasingly complex business environment. It covers topics such as reporting unethical or illegal behavior, compliance with law, share trading, conflicts of interest, fair dealing, protection of our assets, disclosure of proprietary information, internal controls, personal community activities, business records, communication with external audiences and obtaining assistance to help resolve ethical issues.  The Board also adopted a Code of Ethical Conduct for Senior Financial Officers, which is applicable to our principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions.

You may obtain a copy of the committee charters, Guidelines on Governance, Code of Business Conduct and Ethics and Code of Ethical Conduct for Senior Financial Officers on our website at www.studenthousing.com.  This information is also available in print free of charge to any person who requests it by contacting us at c/o American Campus Communities, Inc., 805 Las Cimas Parkway, Suite 400, Austin, Texas 78746, Attention:  Investor Relations.

Communication with the Board of Directors

Stockholders and interested parties who wish to communicate with any member of the Board of Directors may do so in writing to the following address:

Mr. R. D. Burck
Chairman of the Board
c/o American Campus Communities, Inc.
805 Las Cimas Parkway, Suite 400
Austin, Texas 78746

Mr. Burck will review all correspondence addressed to the Board, or any individual Board member, for any inappropriate correspondence and correspondence more suitably directed to management. Mr. Burck will summarize all correspondence not forwarded to the Board and make the correspondence available to the Board for its review at the Board’s request. Mr. Burck will forward stockholder communications to the Board prior to the next regularly scheduled meeting of the Board following the receipt of the communication as appropriate.

Stock Ownership Guidelines

To further support our goal of achieving a strong link between stockholders and directors, directors are encouraged to purchase and hold shares of our common stock with a cost basis of at least $50,000 within three years of their election to the Board.

Management Succession

Pursuant to our Guidelines on Governance, the Board has undertaken appropriate succession planning for our chief executive officer and other executive officers, including policies and principles for selection and performance review for the chief executive officer, as well as policies regarding succession in case of emergency or the retirement of the chief executive officer.  The Nominating and Corporate Governance Committee has reviewed our succession plans and reported on them to the Board.

EXECUTIVE AND SENIOR OFFICERS

Our executive and senior officers are elected by the Board to serve at the pleasure of the Board or until their successors are elected and qualified.  The following executive and senior officers are not directors.  For information regarding William C. Bayless, Jr., President and Chief Executive Officer, and Brian B. Nickel, Senior Executive Vice President, Chief Investment Officer and Secretary, see “Board of Directors – Board Composition.”

Executive Officers

Greg A. Dowell has served as our Senior Executive Vice President and Chief Operating Officer since November 2007.  Mr. Dowell served as our Executive Vice President and Chief of Operations from May 2005 until November 2007 and served as our Senior Vice President and Chief of Operations from August 2004 until May 2005.  Mr. Dowell joined our predecessor entities in October 2001 as Senior Vice President - Management Services.  Prior to this, Mr. Dowell was employed by Century Development from 1991 to 2001 where he began his tenure as accountant and ultimately served as Senior Vice President over the operations of their 29 property student housing portfolio. Mr. Dowell received a B.S. in Accounting from the University of Louisiana, Lafayette and is a Certified Public Accountant.  Age: 44.

Jonathan A. Graf has served as our Executive Vice President, Chief Financial Officer and Treasurer since November 2007.  Mr. Graf served as our Senior Vice President, Chief Accounting Officer and Treasurer from May 2005 until November 2007, and served as our Vice President and Controller from October 2004 until May 2005. From September 1994 to September 2004, he served in various capacities at Southern Union Company, most recently as Vice President and Controller. From 1988 until 1994, he was an audit manager and information systems auditor at Ernst & Young LLP. Mr. Graf received a B.A. in Accounting from Texas A&M University and is a Certified Public Accountant.  Age: 42.

James C. Hopke, Jr. has served as our Executive Vice President-Project Management and Construction since November 2007.  Mr. Hopke served as our Executive Vice President and Chief Investment Officer from May 2005 to November 2007. From November 2002 to April 2005, Mr. Hopke served as Vice President, Asset Management and Advisory Services for Wachovia Securities’ Real Estate Capital Markets group. From February 2000 to November 2002, he served as Senior Vice President, Acquisitions of our predecessor entities.  Mr. Hopke was previously a Vice President of JPI Development and Insignia Financial Group, and is a former MAI Member of The Appraisal Institute. Mr. Hopke received a B.S. in Administrative Management from Clemson University.  Age: 46.

Senior Officers

Jennifer Beese has served as our Senior Vice President of Leasing Administration since November 2007.  Ms. Beese joined us in November 1999, previously holding the position of Vice President of Leasing Administration.  From 1994 to 1999, she held various property management positions with JPI.  Ms. Beese holds a B.A. in History from Texas A&M University.  Age: 34.

Clint Braun has served as our Senior Vice President of Construction Management since September 2006.  From February 2002 until September 2006, he served as our Vice President of Construction Management.  Mr. Braun joined our predecessor entities in February 2000 as Director of Construction Management.  Before joining us, he held various construction management positions with JPI, a private real estate developer, from 1996 until 2000.  Mr. Braun received a B.S. in Construction Science from Texas A&M University.  Age: 35.

Steve Crawford has served as our Senior Vice President of Management Services since August 2005.  From 1999 to 2005, he served as our Vice President of Management Services.  Mr. Crawford joined our predecessor entities in October 1997 as a Regional Manager and has served us in increasing capacities.  Mr. Crawford began his career in student housing with Allen & O’Hara, Inc., where he held various student housing management positions from 1991 until 1997.  Mr. Crawford graduated with a B.A. from the University of California, Santa Barbara in 1991 and with a Masters of Public Administration from California State University, San Diego in 1995.  Age: 38.

Jorge de Cárdenas has served as our Senior Vice President of Information Technology since August 2005 and joined our predecessor entities in January 2004 as Vice President of IT.  Prior to joining American Campus, Mr. de Cárdenas served as Director of Product Management for Emerging Technologies at Visa where he was responsible for defining product strategies and delivering application services to a global market.  Mr. de Cárdenas began his career developing software for NASA at Lockheed Engineering and Science. From 1991 to 1994, Mr. de Cárdenas was a co-founder and principal consultant of Everest Technologies, Inc., an Oil & Gas IT consulting firm which was sold to SAIC, Inc.  Between 1994 and 2000, he served in various capacities at technology startup companies including software architect, support manager, professional services manager, product management, and marketing.  Mr. de Cárdenas received a B.S. in Computer Science with specializations in Mathematics and Management from Texas A&M University.  Age: 44.

Daniel Perry has served as our Senior Vice President-Capital Markets since November 2007.  He joined us in February 2005 as Vice President of Investments. From 2002 to 2005, Mr. Perry held positions in the investment banking division of Citigroup Global Markets, where he assisted with the successful completion of our initial public offering in 2004.  From 1996 to 2001, he worked in the corporate finance divisions of BNP Paribas and Banc of America (formerly known as NationsBank).  Mr. Perry holds a B.A. in Finance and Accounting from Texas A&M University and a M.B.A. from NYU’s Stern School of Business.  Age: 34.

James R. Sholders has served as our Senior Vice President of Management Services since August 2005. From June 2003 to 2005 he served as our Vice President of Management Services.  He joined us in 2001 as a Regional Manager.  Mr. Sholders began his career in student housing in 1989 as a Resident Assistant with Allen and O’Hara, where he served in increasing capacities through 2001.  Mr. Sholders received a B.S. in Secondary Education from West Virginia University and is a Certified Property Manager.  Age: 38.

William W. Talbot has served as our Senior Vice President-Investments since August 2005.  Mr. Talbot joined us in August 2001 as Director of Acquisitions and has since served in increasing capacities, including Director of Asset Management and Vice President of Investments.  Prior to joining us, Mr. Talbot was an Acquisitions Analyst for Lend Lease Real Estate Investments, Inc. from 1997 until 2001, where he was involved in acquisitions on behalf of pension fund clients.  Mr. Talbot received a B.A. in Economics and Spanish from Vanderbilt University.  Age: 33.

Kim K. Voss has served as our Senior Vice President-Controller since November 2007.  Ms. Voss joined us in June 2004, previously holding the positions of Vice President-Controller and Assistant Controller.  From 2002 to 2004, she held the positions of Reporting Manager and Assistant Controller with AMB Property Corporation in San Francisco, a publicly-traded REIT that owns and operates industrial properties in numerous global markets.  She began her career in the Audit and Business Advisory group of Arthur Andersen LLP in San Francisco, where her client base consisted primarily of REITs and other real estate entities.  A certified public accountant, Ms. Voss holds B.B.A. and Master in Professional Accounting degrees from the University of Texas at Austin.  Age: 33.

James E. Wilhelm, III has served as our Senior Vice President-Public and Private Transaction since July 2007 and spearheads our American Campus Equity (ACE) program.  From June 2003 to July 2007, Mr. Wilhelm worked for Royal Bank of Canada’s public finance department where he served as the managing director of the higher education sector.  Prior to that time, he was a managing director with Bank One Capital Markets (currently JPMorgan Capital Markets) and held positions at McDonald & Company Securities (currently KeyBanc Capital Markets) and The Ohio Company (currently Fifth Third Markets).  Mr. Wilhelm is a graduate of Miami University with a B.S. in Finance.  Age: 44.

Brian N. Winger has served as our Senior Vice President–Transactions since July 2006.  From October 2003 until July 2006, Mr. Winger served as our Senior Vice President-Development.  Mr. Winger joined us in March 2000 as Director–On-Campus Development and has since served in increasing capacities.  Prior to joining us, Mr. Winger was the Chief Operating Officer with Aspen Gold Development Company (a private real estate developer) from 1999 to 2000.  From 1996 to 1999, he was an endowment development officer and ultimately served as General Counsel for Oklahoma Christian University.  From 1994 to 1996, Mr. Winger was a real estate analyst with Kabili & Company.  Mr. Winger received a J.D. from Oklahoma City University and a B.S. in history/pre-law from Oklahoma Christian University.  Mr. Winger is a licensed attorney in Oklahoma.  Age: 40.

Jason R. Wills has served as our Senior Vice President of On-Campus Development since 2004.  From 2003 to 2004, he served as our Senior Vice President of Marketing and Development.  Mr. Wills joined our predecessor entities in February 1997 as Manager–Marketing and Leasing and has served us in increasing capacities.  Mr. Wills began his career in student housing with Century Development, where he held the positions of Resident Assistant and Marketing Coordinator in 1993.  Mr. Wills attended the University of Texas, Arlington, where he studied Journalism and Marketing.  Age: 36.

Victor Young has served as our Senior Vice President of Project Management and Construction since November 2007.  Mr. Young joined us in January 2007 as Vice President of Construction Management.  He held various construction management positions at privately owned real estate development companies including Trammell Crow Residential in 2006, The Hanover Company from 2001 to 2006 and JPI from 1996 to 2001.  Mr. Young holds a B.S. in Construction Management from Northeast Louisiana University.  Age: 35.

SECURITY OWNERSHIP

The following table sets forth the number of all shares of our common stock beneficially owned by each director, by each of our named executive officers, by each person known to us to beneficially own 5% or more of our outstanding common stock, and by all directors and executive officers as a group on March 21, 2008, unless otherwise indicated in the footnotes.  Each of the following persons and members of the group had sole voting and investment power with respect to the shares shown unless otherwise indicated in the footnotes.  Unless otherwise indicated, the address of each named person is c/o American Campus Communities, Inc., 805 Las Cimas Parkway, Suite 400, Austin, Texas 78746.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership Number of Shares Beneficially Owned		Percent of Class
Goldman Sachs Asset Management, L.P.	2,693,803	(1)	9.7%
Wellington Management Company, LLP	2,072,821	(2)	7.5%
The Vanguard Group, Inc.	1,939,245	(3)	7.0%
Cohen & Steers, Inc.	1,854,057	(4)	6.7%
Davis Selected Advisors, L.P.	1,845,609	(5)	6.7%
Barclays Global Investors, N.A.	1,396,810	(6)	5.1%
William C. Bayless Jr.	155,496	(7)	*
R.D. Burck	11,000		*
G. Steven Dawson	9,429		*
Cydney C. Donnell	2,700		*
Edward Lowenthal	19,500		*
Brian B. Nickel	96,969	(8)	*
Scott H. Rechler	57,000		*
Winston W. Walker	21,000		*
Greg A. Dowell	49,908	(9)	*
Jonathan A. Graf	22,765	(10)	*
James C. Hopke, Jr.	13,999	(11)	*
All directors and executive officers as a group (11 persons)	459,766	(12)	1.7%

* Less than one percent.

(1)
This information is based upon information contained in filings made by the stockholder with the SEC reporting beneficial ownership as of December 31, 2007.  The address of Goldman Sachs Asset Management, L.P. is 32 Old Slip, New York, New York 10005.  Goldman Sachs Asset Management, L.P. beneficially owned an aggregate of 2,693,803 shares and possessed sole voting power over 2,602,113 shares and sole dispositive power over 2,693,803 shares.

(2)
This information is based upon information contained in filings made by the stockholder with the SEC reporting beneficial ownership as of December 31, 2007.  The address of Wellington Management Company, LLP is 75 State Street, Boston, Massachusetts 02109.  Wellington Management Group, LLP beneficially owned an aggregate of 2,072,821 shares and possessed shared voting power over 1,614,841 shares and shared dispositive power over 2,050,521 shares.

(3)
This information is based upon information contained in filings made by the stockholder with the SEC reporting beneficial ownership as of December 31, 2007.  The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.  The Vanguard Group, Inc. beneficially owned an aggregate of 1,939,245 shares and possessed sole voting power over 32,808 shares and sole dispositive power over 1,939,245 shares.

(4)
This information is based upon information contained in filings made by the stockholder with the SEC reporting beneficial ownership as of December 31, 2007.  The address of Cohen & Steers, Inc. is 280 Park Avenue, 10th Floor, New York, New York 10017.  Each of Cohen & Steers, Inc. and Cohen & Steers Capital Management, Inc. beneficially owned an aggregate of 1,854,057 shares and possessed sole voting power over 1,826,657 shares and sole dispositive power over 1,854,057 shares.

(5)
This information is based upon information contained in filings made by the stockholder with the SEC reporting beneficial ownership as of December 31, 2007.  The address of Davis Selected Advisors, L.P. is 2949 East Elvira Road, Suite 101, Tucson, Arizona 85706.  Davis Selected Advisors, L.P. beneficially owned an aggregate of 1,845,609 shares and possessed sole voting power over 810,147 shares and sole dispositive power over 1,845,609 shares.

(6)
This information is based upon information contained in filings made by the stockholder with the SEC reporting beneficial ownership as of December 31, 2007.  The address of Barclays Global Investors, N.A. is 45 Fremont Street, San Francisco, California 94105.  Barclays Global Investors, N.A. beneficially owned an aggregate of 1,396,810 shares and possessed sole voting power over 1,225,840 shares and sole dispositive power over 1,396,810 shares.

(7)
Includes 41,217 restricted stock awards (“RSAs”) and 100,900 common units of limited partnership interest in our operating partnership (“Common Units”).  Such Common Units are immediately redeemable for cash or, at our election, an equal number of shares of our common stock.

(8)	Includes 28,034 RSAs and 61,040 Common Units. Such Common Units are immediately redeemable for cash or, at our election, an equal number of shares of our common stock.

(9)	Includes 19,671 RSAs and 25,890 Common Units. Such Common Units are immediately redeemable for cash or, at our election, an equal number of shares of our common stock.

(10)	Includes 10,780 RSAs and 7,500 Common Units. Such Common Units are immediately redeemable for cash or, at our election, an equal number of shares of our common stock.

(11)	Includes 12,007 RSAs.

(12)	Includes 111,709 RSAs and 195,330 Common Units, all of which are redeemable for cash or, at our election, an equal number of shares of our common stock.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on a review of Forms 3, 4 and 5 and amendments thereto furnished to us during or with respect to 2007, we believe that all SEC filing requirements applicable to our directors, officers and beneficial owners of more than 10% of our common shares were complied with in 2007.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee of the Board of Directors has responsibility for establishing, implementing and continually monitoring our executive compensation program.

Throughout this proxy statement, the individuals who served as our chief executive officer and chief financial officer during fiscal 2007, as well as the other individuals included in the Summary Compensation Table on page 21, are referred to as the “named executive officers.”

Compensation Philosophy and Objectives

An important part of our results-oriented culture is to recognize and reward executives based on their contributions to our success.  Our executive compensation program links incentive compensation to individual and corporate results by rating achievement against financial and non-financial objectives.  Our compensation objectives are designed to make our performance expectations clear to executives and other employees and to consistently measure and reward performance.  The key objectives of our executive compensation program are to:

•	support our business objectives to produce consistent earnings growth and increase stockholder value;

•	attract, reward, motivate and retain talented executives;

•	tie executive compensation to our financial performance and other critical factors; and

•	link executives’ goals with stockholders’ interests.

Role of Executive Officers in Compensation Decisions

The Compensation Committee makes all compensation decisions for our chief executive officer and recommends to the Board compensation for our other officers.  The Compensation Committee also approves equity awards to all of our officers and other employees.

William C. Bayless, Jr., our President and Chief Executive Officer, annually reviews the performance of each executive officer (other than Mr. Bayless, whose performance is reviewed by the Compensation Committee).  The conclusions reached and recommendations based on these reviews, including salary adjustments and annual award amounts, are presented to the Compensation Committee.  The Compensation Committee exercises its discretion in modifying any recommended adjustments or awards.  Mr. Bayless may attend meetings of the Compensation Committee, but does not attend executive sessions and does not participate in any discussions relating to his own compensation.

Setting Executive Compensation

Based on the objectives described above, the Compensation Committee has structured our annual and long-term executive compensation to motivate executive officers to achieve our business goals and reward the executive officers for achieving such goals.

A significant percentage of total compensation is allocated to incentives as a result of the philosophy mentioned above.  There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation.  Rather, the Compensation Committee reviewed a variety of information to determine the appropriate level and mix of incentive compensation.  Income from such incentive compensation is realized as a result of company performance and individual performance, depending on the type of award, compared to established goals.

2007 Executive Compensation Components

The principal components of our executive compensation program are base salary, annual incentive compensation and long-term compensation, which may include grants of RSAs, profits interest units (“PIUs”) or outperformance awards based on past performance.

Base Salary

The named executive officers receive base salaries determined by the responsibilities, skills and experience related to their respective positions.  Other factors considered in base salary determinations are individual performance, the success of each business unit in the individual’s area of responsibility in achieving business plans, the competitiveness of the executive’s total compensation and our ability to pay an appropriate and competitive salary.  Members of executive management are eligible for periodic increases in their base salary as a result of individual and company performance, their salary relative to the competitive market median level and the time interval and any added responsibility since the last salary review.  The Compensation Committee reviews and approves any such salary increases for the Chief Executive Officer and reviews and recommends to the Board for approval of any such salary increases for the named executive officers.  In 2007, all of the named executive officers received a salary increase from 2006 due to these factors.

Annual Incentive Compensation

The Compensation Committee may award annual incentive compensation to executives, including the Chief Executive Officer, for the achievement of specified goals based on the individual’s position.  Each year, the Compensation Committee sets the target and maximum cash award that may be granted to each executive officer if threshold goals are achieved.  For 2007, the target award was 50% of base salary for achieving the stated objectives and the maximum award was up to 100% of base salary for significantly exceeding the stated objectives or to reward significant accomplishments.

For 2007, the company-wide goals and weightings used in determining an award for Mr. Bayless were:

•
achievement of budgeted operating results related to net operating income (“NOI”), funds from operations (“FFO”) and FFO modified for the operational performance of on-campus participating properties (“FFOM”), taking into our account our debt service and dividend coverage ratios (30-35%);

•	achievement of same store revenue growth by re-leasing of our owned off-campus assets (15-20%);

•	achievement of asset growth through acquisitions and commencement of development and construction of owned assets (10-15%);

•	achievement of growth of third party service revenues (10-15%); and

•	effectiveness of overall performance (15-20%).

For the other four named executive officers, goals were tied to their respective business unit.  For the chief financial officer (a position Mr. Nickel held from January 2007 to November 2007 and Mr. Graf held from November 2007 to present), the 2007 goals were as follows:

•	achievement of budgeted operating results related to NOI, FFO and FFOM, taking into our account our debt service and dividend coverage ratios (30-35%);

•	optimization of our capital structure and liquidity (10-15%);

•	achievement of growth in investment in on-campus student housing (20-25%);

•	achievement of growth of third party service revenues (10-15%); and

•	effectiveness of overall performance (10-15%).

For the chief of operations/chief operating officer (a position Mr. Dowell held in 2007), the 2007 goals were as follows:

•	achievement of growth of same store NOI (20-25%);

•	achievement of budgeted operating results related to NOI, FFO and FFOM, taking into our account our debt service and dividend coverage ratios (15-20%);

•	achievement of same store revenue growth by re-leasing of our owned off-campus assets (10-15%);

•	achievement of pro forma yield contributions for newly acquired properties and developments (10-15%);

•	achievement of growth of third party service revenues (10-15%); and

•	effectiveness of overall performance (10-15%).

For the chief investment officer (a position Mr. Hopke held from January 2007 to November 2007 and Mr. Nickel held from November 2007 to present), the 2007 goals were as follows:

•	achievement of asset growth through acquisitions and commencement of development and construction of owned assets (25-30%);

•	achievement of pro forma yield contributions for newly acquired properties and developments (25-30%);

•	achievement of budgeted operating results related to NOI, FFO and FFOM, taking into our account our debt service and dividend coverage ratios (10-15%);

•	achievement of off campus development pipeline growth while bringing existing pipeline transactions to fruition (10-15%); and

•	effectiveness of overall performance (10-15%).

In 2007, we

•	reported FFOM of $1.42 per fully diluted share compared to $1.37 per fully diluted share in 2006, excluding a 2007 charge of $0.42 per fully diluted share for our 2004 Outperformance Bonus Plan;

•	increased NOI for same store owned off-campus properties by 4.8% over 2006;

•	increased same store occupancy for owned off-campus properties to 97.9% as of December 31, 2007;

•	increased total assets by 21.7% from $884.4 million as of December 31, 2006 to $1.1 billion as of December 31, 2007 through acquisitions and developments consistent with our investment criteria;

•	increased third party service revenue pipeline with the award of eight third-party development projects during 2007;

•	increased total revenue by 23.7% from 2006;

•	exhibited strong core performance in large part due to the successful integration of the Royal acquisition, which was reflected in our quarterly same store NOI growth numbers;

•	successfully launched our American Campus Equity (ACE) program at Arizona State University, paving the way for the future ownership of on-campus assets;

•
commenced construction on the $336 million Hampton Roads Unaccompanied Housing Privatization Project, in partnership with the U.S Department of the Navy and Hunt Development Group, where ACC is providing development consulting and property management services and company expects to earn $3.5 million in potential development fees; and

•	raised $98.6 million of net proceeds through an equity offering.

Based on 2007 goal achievement, the Compensation Committee awarded annual incentive compensation to each named executive officer.  A portion of the awards were in the form of cash as follows:  Mr. Bayless-$150,000, Mr. Nickel-$100,000, Mr. Dowell-$100,000, Mr. Graf-$75,000 and Mr. Hopke-$50,000.  To more fully achieve the objective of linking executives’ goals with stockholders’ interests, a portion of the awards were in the form of RSAs.  The awards are included in the table below under “Long-Term Compensation—RSAs.”

Long-Term Compensation

Because today’s business decisions affect us over a number of years, long-term incentive awards are tied to our performance and the long-term value of our stock.  The Compensation Committee’s policy is to make all awards of RSAs, PIUs or outperformance awards based on an officer’s actual current and past performance rather than projected future performance.  Grants of RSAs, PIUs and outperformance awards are an important part of our long-term compensation plan.

RSAs.  The Compensation Committee granted the following RSAs in January 2008 for 2007 performance based achievement of the goals described above under “Annual Incentive Compensation.”

Name	Grant Date	Number of RSAs	Market Value on Date of Award
William C. Bayless, Jr.	1/30/08	18,103	$500,000
Brian B. Nickel	1/30/08	11,767	$325,000
Greg A. Dowell	1/30/08	10,862	$300,000
Jonathan A. Graf	1/30/08	7,241	$200,000
James C. Hopke, Jr.	1/30/08	6,336	$175,000

The RSAs vest in five equal installments beginning on February 28 of the year following the date of grant.

Outperformance Bonus Plan.  Upon the consummation of our initial public offering, or IPO, we granted a special award of a bonus pool equal to the value on the date of vesting of 367,682 shares of common stock to executive officers and certain key employees, subject to continued service and attainment of certain performance measures.  No dividends or dividend equivalent payments accrued with respect to the shares underlying this bonus pool.

Vesting of the awards occurred on August 17, 2007, the third anniversary of the IPO, with respect to the employees that maintained continued service and was subject to the occurrence of our achievement of specified performance measures.

Payments of vested awards were made on August 20, 2007.  The Compensation Committee, in its sole discretion, elected to pay such awards through cash and the issuance of 132,400 PIUs, which were vested as of the time of award and valued based on the closing price of our common stock on the date of issuance.  As a result of the October 2007 equity offering, a book-up event occurred for tax purposes, resulting in the 132,400 PIUs being converted to Common Units.  The awards to our named executive officers were as follows:

Name	Cash Portion of Award	Market Value of PIUs on Date of Issuance (1)	Total
William C. Bayless, Jr.	$1,484,140	$1,470,000	$2,954,140
Brian B. Nickel	867,524	896,000	1,763,524
Greg A. Dowell	403,620	420,000	823,620
Jonathan A. Graf	210,000	210,000	420,000
James C. Hopke, Jr.	560,000	-	560,000

(1)
Messrs. Bayless, Nickel, Dowell, Graf and Hopke received 52,500, 32,000, 15,000, 7,500 and 0 PIUs, respectively, valued (solely for the purpose of calculating the settlement of the Outperformance Awards) at $28.00 per PIU, which was the closing price of our common stock on August 20, 2007, the date of issuance of the PIUs.

Common Units / PIUs.  PIUs are a special class of partnership interests in our operating partnership.  Each PIU is deemed equivalent to an award of one share of our common stock under the Plan, reducing availability for other equity awards on a one-for-one basis.  PIUs will receive the same quarterly per unit distributions as Common Units, which equals the per share distributions on our common stock.

Initially, PIUs do not have full parity with Common Units with respect to liquidating distributions.  Under the terms of the PIUs, our operating partnership will revalue its assets upon the occurrence of certain “book-up events,” and any increase in valuation from the time of the award of the PIUs until such book-up event will be allocated first to the holders of PIUs to equalize the capital accounts of such holders with the capital accounts of common unit holders.  These book-up events will occur upon a contribution of cash or property to our operating partnership, including contributions by us of the proceeds from future issuances of our securities, or upon certain distributions of cash or property by our operating partnership to one or more partners of our operating partnership.  Upon equalization of the capital accounts of the holders of PIUs with the other holders of Common Units, the PIUs will achieve full parity with Common Units for all purposes, including with respect to liquidating distributions.  If such parity is reached, vested PIUs will thereafter be automatically converted into an equal number of Common Units, which units are exchangeable for cash or, at our option, for shares of our common stock on a one-for-one basis.  No equalization will occur unless a revaluation of our assets following a book-up event results in an increase in the value of its assets from the date of the PIU award.

Holders of the PIUs are entitled to customary registration rights with respect to the shares of common stock that may be received by the PIU holders upon an exchange of the PIUs.  In general, we will bear all fees, costs and expenses of such registrations, other than underwriting discounts and commissions.

Perquisites and Other Personal Benefits

We provide the named executive officers with perquisites and other personal benefits that we and the Compensation Committee believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions.  The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to the named executive officers.

We maintain executive benefits that we consider necessary in order to offer fully competitive opportunities to our executive officers.  These include 401(k) retirement savings plans and business expense reimbursements.  Executive officers are also eligible to participate in all of our employee benefit plans, such as medical, dental, group life, disability and accidental death and dismemberment insurance, in each case on the same basis as other employees.

We have entered into employment agreements with certain of our key employees, including the named executive officers.  The employment agreements provide that, if we terminate a named executive officer’s  employment without cause or the executive terminates his employment for “good reason” (each as defined in the applicable employment agreement), the executive will be entitled to the following payments and benefits:

•
a cash payment equal to 299% for Mr. Bayless, 200% for Messrs. Nickel and Dowell and 100% for Messrs. Graf and Hopke, in each case times the sum of his then-current annual base salary plus the average annual bonus paid or payable in respect of the last prior three years payable over the remaining term of his non-competition agreement;

•	his prorated annual bonus for the year in which the termination occurs;

•
health benefits for two years following the executive’s termination of employment at the same cost to the executive as in effect immediately preceding such termination, subject to reduction to the extent that the executive receives comparable benefits from a subsequent employer; and

•	excise tax equalization payments.

Tax and Accounting Implications

Deductibility of Executive Compensation

 Section 162(m) of the Internal Revenue Code generally limits the deductibility on our tax return of compensation over $1 million to any of our named executive officers.  However, there is an exception for “performance-based compensation” under Section 162(m)(4)(C) of the Internal Revenue Code.  Any compensation to our named executive officers in excess of $1 million was payable in 2007 only under the Outperformance Bonus Plan.  We believe payments under the Outperformance Bonus Plan meet the criteria for “performance-based compensation” and are therefore exempt from the $1 million deduction limit under Section 162(m) of the Internal Revenue Code.  Section 162(m) does not affect us directly as it does Subchapter C corporations, because we do not ordinarily pay taxes.  Instead, if an employee were to receive compensation that is not deductible under Section 162(m), we might not be able to deduct from taxable income all employee compensation it paid.  That loss of deduction could increase the amount we must distribute to our stockholders, which might mean we would need to borrow to make distributions, or be subject to taxation on undistributed income.

Accounting for Stock-Based Compensation

Beginning on January 1, 2005, we began accounting for stock-based payments to employees in accordance with the requirements of FASB Statement 123(R).

Compensation Committee Report

The Compensation Committee of American Campus Communities, Inc. has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Winston W. Walker, Chairman
G. Steven Dawson
Edward Lowenthal

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the named executive officers for the year ended December 31, 2007.  We have entered into employment agreements with each of the named executive officers, which are described below under “Employment Contracts.”

Name and Principal Position	Year	Salary	Stock Awards (1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation		Total
William C. Bayless, Jr.	2007	$327,500	$1,661,148	$1,634,140	$146,562	(3)	$3,769,350
President and Chief	2006	315,000	114,098	—	97,856	(3)	526,954
Executive Officer

Brian B. Nickel	2007	$277,000	$1,029,443	$967,524	$92,895	(3)	$2,366,862
Senior Executive Vice	2006	262,500	76,066	—	61,263	(3)	399,829
President, Chief
Investment Officer and
Secretary

Greg A. Dowell	2007	$198,750	$501,831	$503,620	$44,005	(3)	$1,248,206
Senior Executive Vice	2006	183,500	39,208	—	24,740	(3)	247,448
President and Chief
Operating Officer

Jonathan A. Graf	2007	$171,500	$240,902	$285,000	$13,969	(3)	$711,371
Executive Vice President,	2006	159,900	12,213	—	3,948	(3)	176,061
Chief Financial Officer
and Treasurer

James C. Hopke, Jr.	2007	$189,000	$41,803	$610,000	$12,304	(3)	$853,107
Executive Vice President-	2006	183,500	13,525	—	13,898	(4)	210,923
Project Management and
Construction

(1)
The dollar amount recognized for financial statement reporting purposes with respect to the fiscal year for awards of shares accounted in accordance with FAS 123(R).  Assumptions used in the calculation of these amounts are included in note 12 to our audited financial statements for the year ended December 31, 2007 included in our annual report on Form 10-K for the year ended December 31, 2007.  For 2006, includes the annual bonus, all of which were paid in the form of RSAs, and long-term incentive compensation as determined by the compensation committee on January 29, 2007 and February 28, 2007, respectively, based on achievement of goals determined in January 2006 as follows:  Mr. Bayless-12,858 shares, Mr. Nickel-9,643 shares, Mr. Dowell-7,232 shares, Mr. Graf-3,214 shares and Mr. Hopke-4,822 shares.  For 2007, includes the portions of annual bonus paid in RSAs and long-term incentive compensation as determined by the compensation committee on January 30, 2008 and February 28, 2008, respectively, based on achievement of goals determined in January 2007 as follows:  Mr. Bayless-18,103 shares, Mr. Nickel-11,767 shares, Mr. Dowell-10,862 shares, Mr. Graf-7,241 shares and Mr. Hopke-6,336 shares.  The 2007 awards are discussed in more detail on page 16 under the heading “Annual Incentive Compensation” and on page 18 under the heading “Long-Term Compensation.”  For 2007, also includes PIUs issued in partial payment of the vesting of the grant of outperformance awards as follows:  Mr. Bayless-52,500 PIUs, Mr. Nickel-32,000 PIUs, Mr. Dowell-15,000 PIUs, Mr. Graf-7,500 PIUs and Mr. Hopke-0 PIUs.  The PIU awards are discussed in more detail on page 18 under the heading “Outperformance Bonus Plan.”

(2)
For 2007, includes cash issued in partial payment of the vesting of the grant of outperformance awards as follows:  Mr. Bayless-$1,484,140, Mr. Nickel-$867,524, Mr. Dowell-$403,620, Mr. Graf-$210,000 and Mr. Hopke-$560,000; and the cash portion of the annual bonus as follows:  Mr. Bayless-$150,000, Mr. Nickel-$100,000, Mr. Dowell-$100,000, Mr. Graf-$75,000 and Mr. Hopke-$50,000.

(3)
For 2007, includes dividends on Common Units and PIUs for Messrs. Bayless, Nickel, Dowell and Graf of $100,777, $60,804, $24,827 and $5,062, respectively; dividends on unvested RSAs for Messrs. Bayless, Nickel, Dowell, Graf and Hopke of $43,460, $30,420, $16,853, $6,582 and $9,979, respectively; and matching contributions under our 401(k) plan for Messrs. Bayless, Nickel, Dowell, Graf and Hopke of $2,325, $1,671, $2,325, $2,325 and $2,325, respectively.  For 2006, includes dividends on Common Units for Messrs. Bayless, Nickel and Dowell of $65,340, $39,204, and $14,702, respectively; dividends on unvested RSAs for Messrs. Bayless, Nickel, Dowell and Graf of $31,372, $20,915, $8,894, and $2,804, respectively; and matching contributions under our 401(k) plan of $1,144 for each individual.

(4)
Represents dividends on unvested RSAs of $4,083, matching contributions under our 401(k) plan of $1,144 and reimbursement of taxes for moving of $8,671, which amount was paid in 2006 and reported in the summary compensation table contained in the proxy statement relating to the 2006 Annual Meeting and accrued for at December 31, 2005.

Grants of Plan Based Awards

The following table sets forth certain information with respect to RSAs and PIUs granted during the year ended December 31, 2007 for each named executive officer, all of which were granted under our 2004 Incentive Award Plan.  We did not grant any options during the year ended December 31, 2007.

								All Other
		Estimated Future Payouts Under			Estimated Future Payouts Under			Stock
		Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards			Awards:
	Grant							Number of
Name	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Shares
William C.	1/30/08(1)	–	–	–	–	–	–	–
Bayless, Jr.	8/20/07(2)	–	–	–	–	–	–	52,500
	1/29/07(3)	–	–	–	–	–	–	12,858

Brian B.	1/30/08(1)	–	–	–	–	–	–	–
Nickel	8/20/07(2)	–	–	–	–	–	–	32,000
	1/29/07(3)	–	–	–	–	–	–	9,643

Greg A.	1/30/08(1)	–	–	–	–	–	–	–
Dowell	8/20/07(2)	–	–	–	–	–	–	15,000
	1/29/07(3)	–	–	–	–	–	–	7,232

Jonathan A.	1/30/08(1)	–	–	–	–	–	–	–
Graf	8/20/07(2)	–	–	–	–	–	–	7,500
	1/29/07(3)	–	–	–	–	–	–	3,214

James C.	1/30/08(1)	–	–	–	–	–	–	–
Hopke, Jr.	1/29/07(3)	–	–	–	–	–	–	4,822

(1)	We do not use pre-set thresholds or multiples to determine awards under our annual bonus or long-term compensation programs.

(2)
PIUs granted in partial payment of the vesting of outperformance awards made upon consummation of our initial public offering.  As a result of the October 2007 equity offering, a book-up event occurred for tax purposes, resulting in the PIUs being converted to Common Units.

(3)	RSAs granted in January 2007 for performance in 2006. Vest in five equal annual installments beginning on the first anniversary of the date of the grant.

Employment Contracts

As of December 31, 2007, we had employment agreements in effect with each of our executive officers (Messrs. Bayless, Nickel, Dowell, Graf and Hopke) that provide that during the term of the respective agreement, the executive’s base salary will not be reduced and that the executive will remain eligible for participation in our executive compensation and benefit programs.  The employment agreements with our executive officers provide for Mr. Bayless to serve as a member of the Board and as our President and Chief Executive Officer, Mr. Nickel to serve as a member of the Board and our Senior Executive Vice President, Chief Investment Officer and Secretary, Mr. Dowell to serve as our Senior Executive Vice President and Chief Operating Officer, Mr. Graf to serve as our Executive Vice President-Chief Financial Officer and Treasurer and Mr. Hopke to serve as our Executive Vice President-Project Management and Construction.

The employment agreements provide for the following:

•	annual base salaries, subject in each case to increases in accordance with our normal executive compensation practices;

•
eligibility for annual cash bonus awards determined by the Compensation Committee or in the event that we have a formal annual bonus plan for other senior executives, the bonus will be determined in accordance with the terms of the bonus plan on the same basis as other senior executives (with appropriate adjustments due to title and salary);

•
in the case of Messrs. Bayless and Nickel, a grant of 48,400 and 29,040 PIUs, respectively, valued at $847,000 and $508,200, respectively, based on the value of our common stock at the consummation of the IPO, each of which was immediately vested;

•
an outperformance award to Messrs. Bayless, Nickel, Dowell and Hopke of 110,305 shares, 66,183 shares, 29,415 shares and 20,000 shares, respectively, subject to the terms and conditions of our Outperformance Bonus Program; and

•	participation in other employee benefit plans applicable generally to our executives.

Additionally, we have entered into non-competition agreements with Messrs. Bayless, Nickel, Dowell, Graf and Hopke in which the executive agreed to comply with all obligations under the non-competition agreement and further agreed that the non-competition agreement will survive any termination of the respective employment agreement or the executive’s employment, or subsequent service relationship with us, if any.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to the market value as of December 31, 2007 of all unvested RSAs held by each named executive officer as of December 31, 2007.

	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested
William C. Bayless, Jr.	30,892	(1)	$829,450

Brian B. Nickel	21,666	(1)	$581,732

Greg A. Dowell	11,264	(1)	$302,438
	774	(2)	20,782
	12,038		$323,220

Jonathan A. Graf	4,505	(1)	$120,959
	232	(2)	6,229
	4,737		$127,188

James C. Hopke, Jr.	7,241	(1)	$194,421

(1)	Vest in five equal annual installments beginning on the first anniversary of the date of the grant.

(2)	Vest in three equal annual installments beginning on the first anniversary of the date of the grant.

Awards Vested

The following table sets forth certain information with respect to RSAs vested during 2007.

	Stock Awards
Name	Number of Shares Acquired on Vesting		Value Realized on Vesting
William C. Bayless, Jr.	5,205	(1)	$157,447

Brian B. Nickel	3,470	(2)	104,965

Greg A. Dowell	1,782	(3)	53,900

Jonathan A. Graf	555	(4)	16,780

James C. Hopke, Jr.	605	(5)	18,296

(1)	Of these shares, 1,443 shares were withheld to satisfy related tax liabilities.

(2)	Of these shares, 1,010 shares were withheld to satisfy related tax liabilities.

(3)	Of these shares, 582 shares were withheld to satisfy related tax liabilities.

(4)	Of these shares, 182 shares were withheld to satisfy related tax liabilities.

(5)	Of these shares, 198 shares were withheld to satisfy related tax liabilities.

Potential Payments Upon Termination or Change in Control

The following summarizes the compensation payable to each named executive officer under his employment agreement in the event of a termination of such executive’s employment.

Each employment agreement provides that the respective executive may terminate the agreement at any time by delivering written notice of termination to us at least 30 days prior to the effective date of such termination, in which case he will be entitled to payment of his base salary through the effective date of termination, plus all other benefits to which he has a vested right at that time.  Additionally, each employment agreement provides that he may terminate the agreement for “good reason,” which is defined in the employment agreement, in general, as any substantial change by us in the nature of his employment without his express written consent; the requirement that he be based at a location at least 50 miles further than from his current principal location of employment; our failure to obtain a satisfactory agreement from any successor to assume the terms of the employment agreement; and our breach of any material provision of the employment agreement.

The employment agreements provide that, if we terminate an executive’s employment without “cause” or the executive terminates his employment for “good reason” (each as defined in the applicable employment agreement), the executive will be entitled to the following payments and benefits, subject to his execution and non-revocation of a general release of claims:

•
a cash payment equal to 299% for Mr. Bayless, 200% for Messrs. Nickel and Dowell and 100% for Messrs. Graf and Hopke, in each case times the sum of his then-current annual base salary plus the average annual bonus paid or payable in respect of the last prior three years payable over the remaining term of his non-competition agreement;

•	his prorated annual bonus for the year in which the termination occurs;

•
health benefits for two years following the executive’s termination of employment at the same cost to the executive as in effect immediately preceding such termination, subject to reduction to the extent that the executive receives comparable benefits from a subsequent employer; and

•	excise tax equalization payments.

The amounts set forth in the table below represent the compensation payable to each named executive officer under his respective employment agreement in the event of a termination of such executive’s employment.  The amounts shown assume such termination was effective as of December 31, 2007 and therefore include amounts earned through such time and are estimates of the amounts that would be paid the executives upon their termination.  The actual amounts to be paid can only be determined at the time of such executive’s termination.

Name	Benefit	Without Cause or For Good Reason
William C. Bayless, Jr.	Severance payment	$1,781,542
	Bonus	163,750
	Health benefits	33,312
	Excise tax equalization payments	—
		$1,978,604

Brian B. Nickel	Severance payment	$964,000
	Bonus	148,500
	Health benefits	33,312
	Excise tax equalization payments	—
		$1,145,812

Greg A. Dowell	Severance payment	$755,833
	Bonus	114,375
	Health benefits	33,312
	Excise tax equalization payments	—
		$903,520

Jonathan A. Graf	Severance payment	$275,167
	Bonus	95,750
	Health benefits	33,312
	Excise tax equalization payments	—
		$404,229

James C. Hopke, Jr.	Severance payment	$279,000
	Bonus	94,500
	Health benefits	33,312
	Excise tax equalization payments	—
		$406,812

Compensation Committee Interlocks and Insider Participation

No director who served on our Compensation Committee during 2007 was either an officer or employee during 2007, a former officer or was party to any material transaction described below in the “Certain Relationships and Related Transactions” section.

No executive officer served as a member of the compensation or similar committee or board of directors of any entity whose members served on our Compensation Committee.

COMPENSATION OF DIRECTORS

From January 1, 2007 to September 30, 2007, each non-employee director (other than the Chairman of the Board) received an annual fee of $25,000 for services as a director, payable quarterly.  Effective October 1, 2007, this annual fee was increased to $27,500.  The Chairman of the Board receives an additional annual fee of $32,500 but is not entitled to receive any committee meeting fees.

From January 1, 2007 to September 30, 2007, each non-employee member of the Audit Committee, Executive Committee, Nominating and Corporate Governance Committee and/or Compensation Committee (other than the Chairman of the Board) received a fee of $2,000 for each committee meeting attended in person or $1,000 for each committee meeting attended by conference, telephone or similar communications equipment, except that in lieu of such meeting fee for Audit Committee meetings, the chairman of the Audit Committee received a monthly fee of $2,000.

Effective October 1, 2007, compensation to the members of the Board, other than the Chairman of the Board, was as follows:

•
each chairman of the Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee received an annual fee of $24,000, $12,000 and $12,000, respectively, payable quarterly in advance;

•
each member of the Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee, other than the chairman of such committee, received an annual fee of $12,000, $6,000 and $6,000, respectively, payable quarterly in advance to cover attendance at eleven, five and six committee meetings, respectively, held during a calendar year and $1,000 per meeting attended in person by conference, telephone or similar communications equipment by such member in excess of such applicable number;

•	each non-employee member of the Executive Committee received $1,000 for each committee meeting attended in person by conference, telephone or similar communications equipment; and

•	each non-employee director received $500 for each Board of Director meeting attended in person by conference, telephone or similar communications equipment.

Our 2004 Incentive Award Plan (the “Plan”) provides for formula grants of restricted stock units, or RSUs, to non-employee directors on the date of each Annual Meeting at which a non-employee director is re-elected to the Board of Directors of $25,000 of RSUs valued at 100% of the Fair Market Value (as defined in the Plan) of our common stock on the date of grant.  Accordingly, on May 3, 2007, the date of our 2007 Annual Meeting, each non-employee member of the Board re-elected on such date received 840 RSUs, valued at $29.77 per RSU, the Fair Market Value of our common stock on such date.  Similarly, each non-employee director who is initially elected to the Board of Directors receives $25,000 of RSUs on the date of such initial election and $25,000 of RSUs on the date of each Annual Meeting at which the non-employee director is re-elected to the Board of Directors, in each case valued at 100% of the Fair Market Value of our common stock on the date of grant.  Effective with the 2007 Annual Meeting, the Chairman of the Board received $35,000 of RSUs.  Shares underlying these RSUs settled on the third anniversary of the date of the grant.  Dividends accrue on the RSUs (without interest) equal to the cash dividends we pay on our common stock.  A total of 25,931 RSUs have been issued, of which 18,786 are currently outstanding.

Effective with our 2008 Annual Meeting, RSU grants to non-employee directors will increase from $25,000 to $32,500 when a non-employee director is re-elected to the Board of Directors and when each non-employee director is initially elected to the Board of Directors.  In addition, the Chairman of the Boards RSU grant will increase from $35,000 to $42,500.  These grants will immediately vest and be settled in shares of our common stock.

Members of the Board of Directors are also reimbursed for travel expenses incurred in connection with our business, including attendance at meetings of the Board and its committees.

The table below summarizes the compensation we paid to each non-employee director for 2007:

Name (1)	Fees Earned or Paid in Cash	Stock Awards (2)	All Other Compensation (3)	Total
R.D. Burck	$58,125	$35,000	$5,541	$98,666

G. Steven Dawson	61,625	25,000	5,541	92,166

Cydney C. Donnell	38,125	25,000	5,541	68,666

Edward Lowenthal	49,625	25,000	5,541	80,166

Scott H. Rechler	31,125	25,000	—	56,125

Winston W. Walker	54,125	25,000	5,541	84,666

(1)
William C. Bayless, Jr., our President and Chief Executive Officer, and Brian B. Nickel, our Senior Executive Vice President, Chief Investment Officer and Secretary, are not included in this table as they are employees and thus receive no compensation for their services as directors.  The compensation received by Messrs. Bayless and Nickel as employees is shown in the Summary Compensation Table on page 21.

(2)
Represents the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year for awards of shares accounted for under FAS 123(R).  Assumptions used in the calculation of these amounts are included in note 12 to our audited financial statements for the year ended December 31, 2007 included in our annual report on Form 10-K for the year ended December 31, 2007.

(3)	Represents dividends accrued on RSUs granted at the date of our IPO and paid in cash in August 2007 (the third anniversary from the date of grant).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We are not a party to any transaction with executive officers or directors that is required to be disclosed under Item 404(a) of Regulation S-K.

AUDIT COMMITTEE INFORMATION

Report of the Audit Committee

The Audit Committee, on behalf of the Board of Directors, serves as an independent and objective party to monitor our financial reporting process and internal control system, and to review and appraise the audit efforts of our independent auditors.  The Audit Committee performs these oversight responsibilities in accordance with its Audit Committee Charter (as amended and restated in August 2005), a copy of which was included as Appendix A to the proxy statement relating to our 2006 Annual Meeting.

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements in our Annual Report, and discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.  The Audit Committee also reviewed and discussed our earnings releases with management.

During 2007, the Audit Committee met with management and our independent auditors and internal auditor periodically to consider the adequacy of our internal controls and the objectivity of our financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act and related regulations.  The Audit Committee also discussed with management and our independent auditors and internal auditor the process used for certifications by our chief executive officer and chief financial officer that are required for certain of our filings with the Securities and Exchange Commission.

Ernst & Young LLP, our independent auditors, is responsible for auditing our financial statements and for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles.  The Audit Committee reviewed and discussed with the independent auditors their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee also received the written disclosures and the letter from the independent auditors required by the Independence Standards Board Standard No. 1, as adopted by the Public Company Accounting Oversight Board in Rule 3600T, discussed with the independent auditors the auditors’ independence from management and us and considered the compatibility of non-audit services with the auditors’ independence.

The Audit Committee discussed with the independent auditors the overall scope and plans for their audit.  The Audit Committee meets at least quarterly with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting.  The Audit Committee also meets with management and the independent auditors prior to the filing of the quarterly reports on Form 10-Q with the SEC and release to the public of its quarterly and year-end financial results to, among other things, review and discuss such filings, review any related financial statements and related variances, review significant accounting policies and discuss any significant accounting treatments applied during the period.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the SEC.

This section of the proxy statement is not deemed “filed” with the SEC and is not incorporated by reference into our Annual Report on Form 10-K.

This Audit Committee report is given by the following members of the Audit Committee:

G. Steven Dawson, Chairman
R.D. Burck
Winston W. Walker

Independent Auditor Fees

The following summarizes the approximate aggregate fees billed to American Campus Communities for the fiscal years ended December 31, 2007 and 2006 by our principal accounting firm, Ernst & Young LLP:

	Total Approximate Fees
Types of Services (1)	2007	2006

Audit Fees (2)	$549,000	$553,000
Audit-Related Fees (3)	64,000	110,000
Tax Fees	—	—

Total (4)	$613,000	$663,000

(1)	All such services were preapproved by the Audit Committee.

(2)
Fees for audit services billed in 2007 and 2006 included the following: (i) audit of our annual financial statements; (ii) reviews of quarterly financial statements; (iii) audit of internal control over financial reporting; and (iv) services related to SEC matters, including review of registration statements filed and related issuances of comfort letters, consents and other services.

(3)	Fees for audit-related services billed in 2007 and 2006 included financial accounting and reporting consultations and audits of certain subsidiaries.

(4)	Excludes amounts that we reimbursed Ernst & Young LLP for out-of-pocket expenses, which totaled approximately $0 in 2007 and $9,000 in 2006.

In considering the nature of the services provided by Ernst & Young LLP, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with representatives of Ernst & Young LLP and management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as by the American Institute of Certified Public Accountants.

The Audit Committee has developed policies and procedures concerning its pre-approval of audit and non-audit services provided to us by the independent auditors. These provide that the Audit Committee must pre-approve all audit and permitted non-audit services (including the fees and terms thereof) to be rendered to us by the independent auditors.

The independent auditors provide the Audit Committee with a list describing the services expected to be performed by the independent auditor.  Any request for services not contemplated by this list must be submitted to the Audit Committee for specific pre-approval and the provision of such services cannot commence until such approval has been granted.  Normally, pre-approval is provided at regularly scheduled meetings.  However, the Audit Committee has authorized the committee’s Chairman to approve the provision by our independent auditors of up to $50,000 per occurrence of non-audit services not prohibited by law.  Each decision made by the Audit Committee Chairman will be reported to the full Audit Committee at its next meeting.

In addition, although not required by the rules and regulations of the SEC, the Audit Committee generally requests a range of fees associated with each proposed service.  The Audit Committee believes that providing a range of fees for a service incorporates appropriate oversight and control of the independent auditor relationship, while permitting us to receive immediate assistance from the independent auditor when time is of the essence.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, and to be given an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

Ratification of the Selection of the Independent Auditors

The audit committee has reappointed Ernst & Young LLP as our independent auditors for 2008.

The proposal will be approved if it receives the affirmative vote of a majority of shares represented in person or by proxy at the Annual Meeting.

The Audit Committee, which has the sole authority to retain our independent auditors, recommends that you vote FOR the ratification of the appointment of Ernst & Young LLP as our independent auditors for 2008.

STOCKHOLDER PROPOSALS

We must receive any stockholder proposal intended for inclusion in the proxy materials for the Annual Meeting to be held in 2009 no later than December 31, 2008.  A stockholder may also nominate directors before the next Annual Meeting by submitting the nomination as described under “Board of Directors – Consideration of Director Nominees.”  We did not receive any formal proposals during 2007 from stockholders.

2007 ANNUAL REPORT

Our Annual Report to Stockholders is being mailed to stockholders along with this Proxy Statement.  The Annual Report and the Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as filed with the Securities and Exchange Commission, are on our website at www.studenthousing.com and available without charge to stockholders upon writing to our corporate secretary.  Neither the Annual Report to Stockholders nor the Annual Report on Form 10-K for the fiscal year ended December 31, 2007 is to be treated as part of the proxy solicitation materials or as having been incorporated herein by reference.

By Order of the Board of Directors,

BRIAN B. NICKEL
Senior Executive Vice President, Chief
Investment Officer and Secretary

Austin, Texas
March 28, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

AMERICAN CAMPUS COMMUNITIES, INC.

FOR THE MAY 8, 2008

ANNUAL MEETING OF STOCKHOLDERS

The undersigned hereby appoints William C. Bayless Jr., Brian B. Nickel and Jonathan A. Graf, or any of them, proxies of the undersigned, with full powers of substitution, to represent the undersigned and to vote all shares of Common Stock of American Campus Communities, Inc. held of record by the undersigned as of the close of business on March 21, 2008, on behalf of the undersigned at the Annual Meeting of Stockholders to be held on May 8, 2008 at 10:00 a.m., Central Time, at The Driskill Hotel, 604 Brazos Street, Austin, Texas or at any adjournment or postponement thereof.

THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS DIRECTED. IF THIS PROXY IS PROPERLY EXECUTED BUT IF NO DIRECTION IS GIVEN, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST “FOR” EACH OF THE NOMINEES FOR DIRECTOR, “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT AUDITORS FOR 2008 AND IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

(Continued and to be marked, dated and signed, on the other side)

FOLD AND DETACH HERE

Please sign, date, and return this proxy card in the enclosed envelope.

[X] Votes must be indicated (x) in Black or Blue ink.

1.	Election of Directors for a one-year term expiring at the 2009 Annual Meeting of Stockholders

FOR ☐	WITHHOLD ALL ☐	FOR ALL EXCEPT ☐

Nominees:
(01) William C. Bayless Jr.	(05) Edward Lowenthal
(02) R.D. Burck	(06) Brian B. Nickel
(03) G. Steven Dawson	(07) Scott H. Rechler
(04) Cydney C. Donnell	(08) Winston W. Walker

To withhold authority to vote for any individual, mark “For All Except” and write the nominee’s number on the space below.

Exceptions _______________________________________

2.	Ratification of Ernst & Young as our independent auditors for 2008

FOR ☐	AGAINST ☐	ABSTAIN ☐

Please Mark Here for Address Change or Comments  SEE REVERSE SIDE [  ]

Signature	Signature	Date

Please return your signed proxy at once in the enclosed postage-prepaid envelope provided, even if you plan to attend the meeting in person.

Please sign exactly as name appears on the records of American Campus Communities, Inc.  If the shares are held jointly, each holder should sign. When signing in a representative capacity, please give title.

FOLD AND DETACH HERE